Exhibit 99.1

For Immediate Release October 27, 2011 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Second-Highest Third-Quarter Earnings

Key Quarter and Outlook Highlights:

•	Third-quarter earnings of $0.94 per share[1], up 147 percent from third-quarter 2010

•	Third-quarter gross margin of $1.1 billion; nine-month total raised to $3.4 billion

•	Strong demand and higher prices across potash, phosphate and nitrogen

•	Record third-quarter potash production of 1.9 million tonnes

•	Earnings guidance remains at $3.40-$3.80 per share for full year

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported third-quarter earnings of $0.94 per share ($826 million), more than double the $0.38 per share ($343 million) earned in the third quarter of 2010. Earnings for the first nine months of 2011 climbed to $2.73 per share ($2.4 billion) – nearly double the $1.39 per share ($1.3 billion) earned in the same period last year.

Third-quarter 2011 gross margin reached $1.1 billion – including $700 million from potash – double the $550 million generated in the same quarter last year. Gross margin for the first nine months reached $3.4 billion, significantly higher than the $1.9 billion generated during the same period in 2010. Earnings before finance costs, income taxes and depreciation and amortization2 (EBITDA) of $1.3 billion and cash flow prior to working capital changes2 of $964 million were each higher than in last year’s third quarter and raised totals for the year to $3.7 billion and $2.9 billion, respectively.

Our strategic offshore investments in Arab Potash Company Ltd. (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel and Sociedad Química y Minera de Chile S.A. (SQM) in Chile contributed $109 million to earnings for the quarter, well above their $76 million total in the third quarter of 2010. The contribution for the first nine months of 2011 reached $279 million, surpassing the $261 million for the same period last year – which included a $70 million special dividend from ICL. The market value of our investments in these publicly traded companies, along with China-based Sinofert Holdings Limited (Sinofert), equated to approximately $8.7 billion, or $10 per PotashCorp share, at market close on October 26, 2011.

“Fertilizer buyers were caught between two competing forces during the quarter – one being caution driven by global economic uncertainty and the other the continued strength of global fertilizer demand,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Although customers prudently managed inventory risk, the undeniable need for potash, phosphate and nitrogen ensured our products moved through the system to reach farmers around the world. Our third-quarter performance reflected the unrelenting pressure on global food production – and the strength of our growing fertilizer enterprise.”

Market Conditions

Despite macroeconomic concerns, the push to capitalize on strong crop economics continued to support demand for fertilizer products around the globe.

POTASH CORPORATION OF SASKATCHEWAN INC.

SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

Offshore potash demand remained robust during the third quarter and on pace to achieve record levels in 2011. Ongoing strength in key offshore spot markets offset limited shipments to India – a major buyer that was largely absent from the market since the first quarter until new contracts were signed in August. Domestic dealers moved late in the quarter to restock inventories to meet an anticipated strong fall application season. This supported healthy third-quarter domestic shipments from North American producers and raised the total for the first nine months to near-record levels. Even as North American producers achieved record third-quarter production, strong demand pulled physical inventories to their lowest levels for the year. Potash prices continued to rise during the quarter, reflecting tight supply/demand fundamentals.

In phosphate, robust agricultural demand supported healthy third-quarter domestic solid fertilizer shipments from US producers. While demand remained strong in offshore markets around the globe, movements from US producers slowed compared to third-quarter 2010, primarily due to timing of shipments under new six-month DAP contracts reached in the quarter with Indian customers. Rising sulfur and ammonia input costs, coupled with tight North American producer inventories, pushed up prices for most phosphate products.

In nitrogen, the prospect of record US corn acreage in the upcoming planting season along with healthy industrial requirements drove record third-quarter US ammonia demand and helped raise US urea demand well above the same period last year. Numerous global ammonia supply outages – due to scheduled maintenance and to unexpected interruptions – along with robust demand moved prices higher for all nitrogen products.

Potash

Record third-quarter sales volumes and significantly higher prices raised potash gross margin to $700 million – the second-highest third-quarter total in company history and more than double the $339 million generated in the same period last year. This raised gross margin for the year to $2.2 billion, well ahead of the $1.3 billion earned in the first three quarters of 2010.

Sales volumes of 2.2 million tonnes in the third quarter pushed the nine-month total to a record 7.5 million tonnes. Sales accelerated throughout the quarter, culminating in record monthly volumes in September. Offshore shipments totaled 1.4 million tonnes, up 17 percent from the same quarter last year. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan producers, shipped 40 percent of its third-quarter volumes to Asian countries (not including China and India) and 26 percent to Latin American markets. Shipments to China accounted for 20 percent, while 9 percent was shipped to India. Although product movement to India during the quarter was limited by supply availability, Canpotex was able to reroute certain vessels to meet customers’ immediate needs. Strong demand from North American customers anticipating robust fall requirements helped push third-quarter sales volumes to 0.8 million tonnes – up from 0.7 million tonnes in the same period last year.

Realized potash prices in the third quarter reached $451 per tonne, reflecting the continued upward movement in pricing in all major markets. Realized prices were $145 per tonne higher than in the same quarter last year and $35 per tonne above second-quarter 2011.

Production of 1.9 million tonnes – a third-quarter record – was up from 1.3 million tonnes in the same period last year and helped keep pace with significant product requirements. While increased production had a positive impact on our per-tonne cost of goods sold, this benefit was largely offset by the translation of Canadian-dollar production (against a weaker year-over-year quarterly average US dollar) and higher depreciation costs. A total of 28 shutdown weeks was taken in the quarter for normal maintenance-related shutdowns and capital-related downtime, which resulted in lower production and higher per-tonne costs compared to 2011’s second quarter.

Phosphate

Third-quarter phosphate gross margin rose to $169 million, significantly above the $96 million earned in the same period last year. Higher prices were the primary drivers of improved gross margin, especially in solid fertilizer ($64 million of total gross margin) and liquid fertilizer ($57 million). Feed and industrial products contributed $24 million and $21 million, respectively. Gross margin for the first three quarters of 2011 reached $485 million, more than double the $209 million earned in the same period last year.

Phosphate sales volumes of 1.1 million tonnes for the third quarter were down only slightly compared to the same period last year, despite a temporary outage at our Aurora, NC facility due to Hurricane Irene.

Realized average phosphate prices rose to $602 per tonne, up 35 percent over the third quarter last year. Reflecting strong agricultural demand and tight supply, average realized prices for liquid and solid fertilizer each rose by 42 percent over the same quarter in 2010. Prices for feed (up 25 percent) have been slower to respond because of challenging livestock economics, while industrial prices (up 22 percent) continued to reflect a typical time lag in pricing for the segment.

Increased sulfur and ammonia input costs were the primary driver for higher per-tonne cost of goods sold. Additionally, an adjustment to our phosphate asset retirement obligations – impacted by a decrease in applied discount rates – resulted in a $25 million charge that flowed through cost of goods sold in the quarter.

Nitrogen

Gross margin in the third quarter of 2011 reached $263 million, more than double the $115 million earned in the same period last year, with our Trinidad and US operations contributing $140 million and $123 million, respectively. Gross margin for the year rose to $675 million, significantly above the $375 million generated in the first three quarters of 2010.

Third-quarter nitrogen sales volumes of 1.3 million tonnes were relatively flat compared to the same period last year. Strong ammonia and urea demand resulted in a larger share of production directed to these products rather than to other downstream nitrogen offerings. We experienced an interruption of gas supply at our Trinidad facility during the quarter, but the impact on production was minimal.

Average realized prices for nitrogen rose to $424 per tonne, 56 percent above those of the same period last year. Strong demand and tight product supplies lifted prices for all nitrogen products, with increases of 77 percent for urea, 49 percent for ammonia and 40 percent for other products.

Total average natural gas cost included in production, including our hedge position, was $6.13 per MMBtu, an increase of 22 percent compared to the third quarter last year. The higher cost was primarily a result of an increase in Trinidad gas costs, which moved up with rising Tampa ammonia prices – the benchmark to which our Trinidad gas costs are primarily indexed.

Financial

Selling and administration expenses for the third quarter totaled $46 million, down from $71 million in the same period last year because of lower incentive accrual expenses impacted by changes in our share price. Improved earnings raised our income tax expense to $279 million, up from $152 million in the third quarter of 2010.

We continued to invest in expanding our operational capability in potash, which accounted for the majority of the $590 million in capital expenditures on property, plant and equipment for the quarter.

Outlook

Over the past quarter, investors reassessed risk in an environment of uncertainty surrounding potential European debt defaults and slower global economic growth. Equity and commodity markets quickly reflected these concerns, but our outlook for global fertilizer demand, and for our earnings, remains positive. While current economic issues cannot be ignored, we believe our business is built on fundamentals that differ from the quarter-to-quarter movements in global GDP estimates. The strength of fertilizer demand is tied to the global development story – a growing population demanding more and better food – and we believe the long-term drivers of our success continue to be strong.

Some investors have grown nervous as crop commodity prices have declined from previous highs and experienced heightened volatility in the midst of the macroeconomic uncertainty. While fertilizer demand is undeniably connected to the profitability of farmers around the world, the reality is that farmers’ planting and fertility decisions are not based on day-to-day movements in these markets but on the basics of soil science and the expectation of profit at the end of their growing season. With low global grain inventories continuing to support historically high crop prices, the prospect of strong farmer returns remains. We believe this will serve as a powerful motivator to improve fertilizer applications and, ultimately, food production.

Although fertilizer dealers around the world are acting prudently to minimize their risks and inventories, robust demand continues to pressure tight global potash supplies. We believe most producers have been operating at or near their full capabilities in an attempt to keep pace. We expect global shipments to be approximately 57 million tonnes for 2011 and reach a record 58-60 million tonnes in 2012. While we expect the industry’s global capacity to rise in the coming year, the majority of new capability is anticipated at our facilities. This year illustrated the difficult challenge of producing enough potash to meet demand in a tight supply market; however, we expect our capability to increase production will differentiate us from our competition.

We remain focused on the safe and successful execution of our potash expansion projects underway at Allan, Cory, New Brunswick and Rocanville. Combined with completed expansions at our other facilities, we expect to increase our operational capability in 2012. Our expansion efforts are preparing our company to better meet the world’s rising potash needs.

In North America, the combination of good harvest progress and the anticipation of above-average crop returns is expected to support ongoing strength in fertilizer demand. Strong shipments ahead of the fall application season have positioned dealers well to meet customer needs, and we anticipate post-harvest applications will support healthy fourth-quarter demand.

Latin American markets remain on pace for record fertilizer application in 2011, including record potash imports. Brazil’s burgeoning agricultural economy is creating increasing demand for potash as farmers capitalize on the opportunity to supply the soybeans, sugar cane, corn and other crops increasingly required by markets around the world. Despite robust potash shipments in advance of the primary planting season that is currently in full swing, we anticipate demand will remain seasonally strong for the fourth quarter, supported by purchasing for the Safrinha corn planting that typically begins in February.

India’s growing population has put significant strain on its food supply, and improving potash applications is critical to both its short-term and long-term crop production. With Canpotex’s settlement of new contracts with key Indian customers in August, sales have resumed to this important market. Shipments on remaining contract commitments will continue for the fourth quarter at a delivered price of $470 per tonne, before reflecting a $60 per tonne increase (to $530 per tonne) for volumes in first-quarter 2012. We anticipate rising demand in 2012.

Potash shipments to China are expected to continue throughout the fourth quarter as Canpotex fulfils its commitment on a six-month contract that runs to the end of December 2011. Given China’s growing food requirements, increasing crop production remains a top priority. With its limited ability to expand internal potash production capability and its significant nutrient requirements, we anticipate increased imports in 2012.

Potash consumption in other Asian markets remains strong, as farmers are generating solid returns for key crops grown in the region, including oil palm, rubber, sugar cane and rice. Each of these crops has major nutrient requirements that necessitate significant potash application. Despite shipments temporarily slowing in the fourth quarter, demand in this region is expected to continue to grow and consume record deliveries over the course of 2011.

In this environment, we now estimate our full-year 2011 potash segment gross margin will be in the range of $2.8-$3.1 billion. For the fourth quarter, we anticipate a larger allocation of sales to markets for standard product compared to typically higher-netback granular markets. Total shipments for 2011 are expected to approximate 9.5-9.7 million tonnes. Our ability to reach the top end of the previous sales guidance range has been impacted by weather-related downtime requirements at our Patience Lake solution mine as well as limited additional capability from our Cory operation as the ramping-up of our new red product mill continues. We expect per-tonne cost of goods sold for the fourth quarter will be slightly lower than in the third quarter but still higher than normal because of previously indicated maintenance-related downtime at Rocanville (four weeks) and expansion-related downtime at Allan (six weeks).

We expect our combined phosphate and nitrogen gross margin for full-year 2011 to be in the range of $1.4-$1.7 billion.

We expect 2011 net income per share to be in the range of $3.40 to $3.80.

Conclusion

“Despite economic uncertainty around the world, a growing population has and will continue to need more food and, ultimately, more fertilizer,” said Doyle. “By recognizing this powerful long-term trend and making the commitment to be prepared for growing demand, especially for potash, we anticipate new opportunities in the years ahead. Our expanding operational capability will be increasingly valuable – in helping grow global food production and in serving the interests of all stakeholders in our company.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients, and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information, please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Web Site:	www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations with major markets; the European sovereign debt crisis, the recent downgrade of US sovereign debt and political concerns over related budgetary matters; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; potential adverse developments in new and pending legal proceedings or government investigations; strikes or other forms of work stoppage or slowdowns; changes in and the effects of, government policies and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2010 under captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, October 27, 2011 at 1:00 pm Eastern Time.

Telephone Conference:	Dial-in numbers:
	– From Canada and the US:	1-877-881-1303
	– From Elsewhere:	1-412-902-6510

Live Webcast:	Visit www.potashcorp.com – Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

	September 30, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$394	$412
Receivables	1,327	1,059
Inventories	581	570
Prepaid expenses and other current assets	38	54
	2,340	2,095
Non-current assets
Property, plant and equipment	9,408	8,141
Investments in equity-accounted investees	1,166	1,051
Available-for-sale investments (Note 2)	2,491	3,842
Other assets	302	303
Intangible assets	115	115
Total Assets	$15,822	$15,547

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$882	$1,871
Payables and accrued charges	1,201	1,198
Current portion of derivative instrument liabilities	82	75
	2,165	3,144
Non-current liabilities
Long-term debt	3,704	3,707
Derivative instrument liabilities	193	204
Deferred income tax liabilities	1,064	737
Accrued pension and other post-retirement benefits	530	468
Asset retirement obligations and accrued environmental costs	614	455
Other non-current liabilities and deferred credits	85	147
Total Liabilities	8,355	8,862

Shareholders’ Equity
Share capital	1,468	1,431
Unlimited authorization of common shares without par value; issued and outstanding 856,387,674 and 853,122,693 at September 30, 2011 and December 31, 2010, respectively
Contributed surplus	296	308
Accumulated other comprehensive income	1,058	2,394
Retained earnings	4,645	2,552
Total Shareholders’ Equity	7,467	6,685
Total Liabilities and Shareholders’ Equity	$15,822	$15,547

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Sales (Note 3)	$2,321	$1,575	$6,850	$4,726
Freight, transportation and distribution	(129)	(119)	(410)	(373)
Cost of goods sold	(1,060)	(906)	(3,044)	(2,489)
Gross Margin	1,132	550	3,396	1,864
Selling and administrative expenses	(46)	(71)	(176)	(164)
Provincial mining and other taxes	(53)	(16)	(147)	(56)
Share of earnings of equity-accounted investees	68	51	185	122
Dividend income	41	25	94	139
Other expenses	—	(22)	(10)	(43)
Operating Income	1,142	517	3,342	1,862
Finance Costs	(37)	(22)	(125)	(87)
Income Before Income Taxes	1,105	495	3,217	1,775
Income Taxes (Note 4)	(279)	(152)	(819)	(508)
Net Income	$826	$343	$2,398	$1,267

Net Income Per Share (Note 5)
Basic	$0.96	$0.39	$2.80	$1.43
Diluted	$0.94	$0.38	$2.73	$1.39

Dividends Per Share	$0.07	$0.03	$0.21	$0.10

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive (Loss) Income

(in millions of US dollars)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(Net of related income taxes)	2011	2010	2011	2010

Net Income	$826	$343	$2,398	$1,267
Other comprehensive (loss) income
Net (decrease) increase in net unrealized gains on available-for-sale investments (1) (Note 2)	(983)	924	(1,351)	202
Net actuarial losses on defined benefit plans (2)	(125)	—	(125)	—
Net losses on derivatives designated as cash flow hedges (3)	(18)	(61)	(18)	(125)
Reclassification to income of net losses on cash flow hedges (4)	10	12	38	36
Other	(5)	5	(5)	1
Other Comprehensive (Loss) Income	(1,121)	880	(1,461)	114
Comprehensive (Loss) Income	$(295)	$1,223	$937	$1,381

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.

(2)	Net of income taxes of $(71) (2010 — $NIL) for the three and nine months ended September 30, 2011.

(3)

Cash flow hedges are comprised of natural gas derivative instruments, and are net of income taxes of $(11) (2010 — $(37)) for the three months ended September 30, 2011 and $(11) (2010 — $(76)) for the nine months ended September 30, 2011.

(4)	Net of income taxes of $7 (2010 — $8) for the three months ended September 30, 2011 and $23 (2010 — $22) for the nine months ended September 30, 2011.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gains on available- for-sale investments	Net unrealized losses on derivatives designated as cash flow hedges	Net actuarial losses on defined benefit plans	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance — January 1, 2011	$1,431	$308	$2,563	$(177)	$—	$8	$2,394	$2,552	$6,685
Net income	—	—	—	—	—	—	—	2,398	2,398
Other comprehensive (loss) income	—	—	(1,351)	20	(125)	(5)	(1,461)	—	(1,461)
Effect of share-based compensation	—	(12)	—	—	—	—	—	—	(12)
Dividends declared	—	—	—	—	—	—	—	(180)	(180)
Issuance of common shares	37	—	—	—	—	—	—	—	37
Transfer of actuarial losses on defined benefit plans	—	—	—	—	125	—	125	(125)	—
Balance — September 30, 2011	$1,468	$296	$1,212	$(157)	$—	$3	$1,058	$4,645	$7,467

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Operating Activities
Net income	$826	$343	$2,398	$1,267

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	122	106	374	325
Share-based compensation	3	3	22	22
Realized excess tax benefit related to share-based compensation	6	31	29	39
Provision for deferred income tax	189	13	342	88
Undistributed earnings of equity-accounted investees	(68)	(50)	(118)	(78)
Pension and other post-retirement benefits	(145)	(32)	(131)	(9)
Asset retirement obligations and accrued environmental costs	22	27	40	105
Other	9	15	(23)	70
Subtotal of adjustments	138	113	535	562

Changes in non-cash operating working capital
Receivables	(88)	(64)	(277)	326
Inventories	7	147	(14)	117
Prepaid expenses and other current assets	—	5	12	(6)
Payables and accrued charges	(18)	43	(35)	128
Subtotal of changes in non-cash operating working capital	(99)	131	(314)	565
Cash provided by operating activities	865	587	2,619	2,394

Investing Activities
Additions to property, plant and equipment	(590)	(562)	(1,523)	(1,517)
Purchase of long-term investments	—	—	—	(422)
Other assets and intangible assets	(8)	(28)	(11)	(99)
Cash used in investing activities	(598)	(590)	(1,534)	(2,038)
Cash before financing activities	267	(3)	1,085	356

Financing Activities
Repayment of long-term debt obligations	—	—	(600)	—
(Repayments of) proceeds from short-term debt obligations	(236)	1	(395)	(332)
Dividends	(60)	(30)	(148)	(89)
Issuance of common shares	15	25	40	40
Cash used in financing activities	(281)	(4)	(1,103)	(381)
Decrease in Cash and Cash Equivalents	(14)	(7)	(18)	(25)
Cash and Cash Equivalents, Beginning of Period	408	367	412	385
Cash and Cash Equivalents, End of Period	$394	$360	$394	$360

Cash and cash equivalents comprised of:
Cash	$78	$91	$78	$91
Short-term investments	316	269	316	269
	$394	$360	$394	$360

Supplemental cash flow disclosure
Interest paid	$35	$38	$168	$143
Income taxes paid (recovered)	$91	$64	$415	$(76)

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2011

(in millions of US dollars except share and per-share amounts)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company.

The company previously prepared its financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) as set out in the Handbook of the Canadian Institute of Chartered Accountants (“CICA Handbook”). The company adopted International Financial Reporting Standards (“IFRS”), which were incorporated into the CICA Handbook, on January 1, 2011 with effect from January 1, 2010. Accordingly, these unaudited interim condensed consolidated financial statements are based on IFRS, as issued by the International Accounting Standards Board (“IASB”). In these unaudited interim condensed consolidated financial statements, the term "Canadian GAAP" refers to Canadian GAAP before the company's adoption of IFRS.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its wholly owned subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34, “Interim Financial Reporting”, and will include additional information under IFRS 1, “First-time Adoption of International Financial Reporting Standards”, in its Quarterly Report on Form 10-Q in November 2011.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the following sources:

•	2010 annual consolidated financial statements, for additional annual disclosures presented under Canadian GAAP;

•	2011 First Quarter Quarterly Report on Form 10-Q, for additional information under IFRS 1, “First-time Adoption of International Financial Reporting Standards” and descriptions of significant differences in the company's IFRS and Canadian GAAP policies and transition impact; and

•	Note 6 to these unaudited interim condensed consolidated financial statements, for the adjustments between IFRS and Canadian GAAP as at and for the periods ended September 30, 2010.

In management's opinion, the unaudited interim condensed consolidated financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to fairly present such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of equity instruments classified as available-for-sale, for which unrealized gains and losses are generally recognized in Other Comprehensive Income (“OCI”), a significant or prolonged decline in the fair value of the investment below its cost may be evidence that the assets are impaired. If objective evidence of impairment were to exist the impaired amount (i.e., the unrealized loss) would be recognized in net income; any subsequent reversals would be recognized in OCI and never flow back into net income.

At September 30, 2011, the company assessed whether there was objective evidence that its investment in Sinofert Holdings Limited (“Sinofert”) was impaired. The fair value of the investment, recorded in the consolidated statements of financial position, was $396 compared to the cost of $575. Factors considered in assessing impairment included the length of time and extent to which fair value had been below cost, and current financial and market conditions specific to Sinofert and the Chinese market.

The company concluded that objective evidence of impairment did not exist as at September 30, 2011 and as a result the unrealized holding loss of $179 was included in OCI. Impairment will be assessed again in future reporting periods if the fair value is below cost.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2011

(in millions of US dollars except share and per-share amounts)

(unaudited)

3. Segment Information

The company has three reportable operating segments: potash, phosphate and nitrogen. These operating segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Phosphate	Phosphate	Phosphate	Phosphate	Phosphate
	Three Months Ended September 30, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$1,035	$690	$596	$—	$2,321
Freight, transportation and distribution	(59)	(46)	(24)	—	(129)
Net sales — third party	976	644	572	—
Cost of goods sold	(276)	(475)	(309)	—	(1,060)
Gross margin	700	169	263	—	1,132
Depreciation and amortization	(33)	(55)	(32)	(2)	(122)
Inter-segment sales	—	—	56	—	—

	Three Months Ended September 30, 2010
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$637	$536	$402	$—	$1,575
Freight, transportation and distribution	(55)	(44)	(20)	—	(119)
Net sales — third party	582	492	382	—
Cost of goods sold	(243)	(396)	(267)	—	(906)
Gross margin	339	96	115	—	550
Depreciation and amortization	(28)	(49)	(27)	(2)	(106)
Inter-segment sales	—	—	27	—	—

	Nine Months Ended September 30, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$3,265	$1,872	$1,713	$—	$6,850
Freight, transportation and distribution	(212)	(129)	(69)	—	(410)
Net sales — third party	3,053	1,743	1,644	—
Cost of goods sold	(817)	(1,258)	(969)	—	(3,044)
Gross margin	2,236	485	675	—	3,396
Depreciation and amortization	(112)	(159)	(97)	(6)	(374)
Inter-segment sales	—	—	133	—	—

	Nine Months Ended September 30, 2010
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$2,170	$1,301	$1,255	$—	$4,726
Freight, transportation and distribution	(202)	(107)	(64)	—	(373)
Net sales — third party	1,968	1,194	1,191	—
Cost of goods sold	(688)	(985)	(816)	—	(2,489)
Gross margin	1,280	209	375	—	1,864
Depreciation and amortization	(87)	(145)	(87)	(6)	(325)
Inter-segment sales	—	—	81	—	—

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2011

(in millions of US dollars except share and per-share amounts)

(unaudited)

4. Income Taxes

A separate estimated average annual effective tax rate is determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

For the three months ended September 30, 2011, the company’s income tax expense was $279 (2010 — $152). For the nine months ended September 30, 2011, the company’s income tax expense was $819 (2010 — $508). The actual effective tax rate including discrete items for the three and nine months ended September 30, 2011 was 25 percent (2010 — 31 percent and 29 percent, respectively). Total discrete tax adjustments that impacted the rate in the three months ended September 30, 2011, resulted in an income tax recovery of $5 compared to an income tax expense of $17 in the same period last year. Total discrete tax adjustments that impacted the rate in the nine months ended September 30, 2011, resulted in an income tax recovery of $29 compared to an income tax expense of $42 in the same period last year. Significant items recorded included the following:

•	In first-quarter 2011, a current tax recovery of $21 for previously paid withholding taxes.

•	In third-quarter 2011, a current tax recovery of $12 due to income tax losses in a foreign jurisdiction.

•	In the first nine months of 2010, a tax expense of $34 to adjust the 2009 income tax provision to the income tax returns filed for that year.

5. Net Income Per Share

Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended September 30, 2011 of 856,022,000 (2010 — 890,913,000). Basic net income per share for the nine months ended September 30, 2011 is calculated based on the weighted average shares issued and outstanding for the period of 855,024,000 (2010 — 889,475,000).

Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (1) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation is based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended September 30, 2011 was 876,959,000 (2010 — 915,694,000) and for the nine months ended September 30, 2011 was 876,844,000 (2010 — 914,448,000).

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2011

(in millions of US dollars except share and per-share amounts)

(unaudited)

6. Transition to IFRS

The company adopted IFRS on January 1, 2011 with effect from January 1, 2010. The company’s financial statements for the year ending December 31, 2011 will be the first annual consolidated financial statements that comply with IFRS. These unaudited interim condensed consolidated financial statements were prepared as described in Note 1.

Reconciliations from Canadian GAAP to IFRS

Reconciliation of Net Income

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010

Net Income — Canadian GAAP	$403	$1,324
IFRS adjustments to net income:
Policy choices
Employee benefits — Actuarial gains and losses	7	20
Other
Provisions — Changes in asset retirement obligations	(8)	(33)
Property, plant and equipment	28	36
Manufacturing cost variance at interim periods	(48)	(33)
Borrowing costs	(3)	(9)
Employee benefits — Past service costs	(1)	(2)
Share-based payments	3	2
Constructive obligations	1	1
Impairment of assets	(6)	(7)
Income taxes — Tax effect of above differences	7	8
Income tax-related differences	(40)	(40)
Net Income — IFRS	$343	$1,267

Reconciliation of Shareholders’ Equity

	September 30, 2010	December 31, 2010

Shareholders’ Equity — Canadian GAAP	$7,851	$6,804
IFRS adjustments to shareholders' equity:
Policy choices
Employee benefits — Actuarial gains and losses	(345)	(375)
Other
Provisions — Changes in asset retirement obligations	(99)	(79)
Property, plant and equipment	54	52
Investments (Equity investee adoption of IFRS earlier than PotashCorp)	(45)	(45)
Manufacturing cost variance at interim periods	(33)	—
Borrowing costs	(23)	(25)
Employee benefits — Past service costs and Canadian GAAP transition amounts	11	10
Share-based payments	5	1
Constructive obligations	(2)	(5)
Impairment of assets	1	5
Income taxes — Tax effect of above differences	160	154
Income tax-related differences	180	188
Shareholders’ Equity — IFRS	$7,715	$6,685

Potash Corporation of Saskatchewan Inc.

Selected Operating and Revenue Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Potash Operating Data
Production (KCl Tonnes — thousands)	1,937	1,263	7,099	5,450
Shutdown weeks (1)	28.1	42.9	28.1	60.9
Sales (tonnes — thousands)
Manufactured Product
North America	769	710	2,692	2,551
Offshore	1,387	1,187	4,773	3,714
Manufactured Product	2,156	1,897	7,465	6,265

Potash Net Sales
(US $ millions)
Sales	$1,035	$637	$3,265	$2,170
Freight, transportation and distribution	(59)	(55)	(212)	(202)
Net Sales	$976	$582	$3,053	$1,968

Manufactured Product
North America	$410	$251	$1,285	$914
Offshore	563	328	1,758	1,045
Other miscellaneous and purchased product	3	3	10	9
Net Sales	$976	$582	$3,053	$1,968

Potash Average Price per MT
North America	$533	$354	$477	$358
Offshore	$406	$277	$368	$281
Manufactured Product	$451	$306	$408	$313

(1)	Includes planned routine annual maintenance shutdowns, inventory adjustment shutdowns, expansion-related shutdowns and other shutdowns.

Potash Corporation of Saskatchewan Inc.

Selected Operating and Revenue Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	565	521	1,649	1,460
P2O5 Operating Rate	95%	88%	93%	82%
Sales (tonnes — thousands)
Manufactured Product
Fertilizer — Liquid phosphates	364	324	1,011	791
Fertilizer — Solid phosphates	416	437	1,069	945
Feed	121	170	409	483
Industrial	157	157	475	448
Manufactured Product	1,058	1,088	2,964	2,667

Phosphate Net Sales
(US $ millions)
Sales	$690	$536	$1,872	$1,301
Freight, transportation and distribution	(46)	(44)	(129)	(107)
Net Sales	$644	$492	$1,743	$1,194

Manufactured Product
Fertilizer — Liquid phosphates	$196	$123	$524	$285
Fertilizer — Solid phosphates	258	191	649	415
Feed	70	79	223	218
Industrial	112	92	325	256
Other miscellaneous and purchased product	8	7	22	20
Net Sales	$644	$492	$1,743	$1,194

Phosphate Average Price per MT
Fertilizer — Liquid phosphates	$537	$378	$518	$361
Fertilizer — Solid phosphates	$621	$437	$607	$439
Feed	$584	$467	$547	$452
Industrial	$716	$586	$684	$572
Manufactured Product	$602	$446	$581	$440

Potash Corporation of Saskatchewan Inc.

Selected Operating and Revenue Data

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Nitrogen Operating Data
Production (N Tonnes — thousands)	724	601	2,115	2,052
Average Natural Gas Production Cost per MMBtu	$6.13	$5.03	$6.06	$4.91
Sales (tonnes — thousands)
Manufactured Product
Ammonia	475	459	1,503	1,350
Urea	325	302	972	970
Nitrogen solutions/Nitric acid/Ammonium nitrate	492	528	1,456	1,609
Manufactured Product	1,292	1,289	3,931	3,929

Fertilizer sales tonnes	445	470	1,281	1,495
Industrial/Feed sales tonnes	847	819	2,650	2,434
Manufactured Product	1,292	1,289	3,931	3,929

Nitrogen Net Sales
(US $ millions)
Sales	$596	$402	$1,713	$1,255
Freight, transportation and distribution	(24)	(20)	(69)	(64)
Net Sales	$572	$382	$1,644	$1,191

Manufactured Product
Ammonia	$250	$163	$774	$487
Urea	174	91	442	312
Nitrogen solutions/Nitric acid/Ammonium nitrate	124	96	346	296
Other miscellaneous and purchased product	24	32	82	96
Net Sales	$572	$382	$1,644	$1,191

Fertilizer net sales	$209	$119	$544	$397
Industrial/Feed net sales	339	231	1,018	698
Other miscellaneous and purchased product	24	32	82	96
Net Sales	$572	$382	$1,644	$1,191

Nitrogen Average Price per MT
Ammonia	$526	$354	$515	$361
Urea	$534	$302	$455	$322
Nitrogen solutions/Nitric acid/Ammonium nitrate	$254	$182	$238	$184
Manufactured Product	$424	$271	$397	$279

Fertilizer average price per MT	$469	$252	$425	$265
Industrial/Feed average price per MT	$401	$282	$384	$287
Manufactured Product	$424	$271	$397	$279

Exchange Rate (Cdn$/US$)

	2011	2010

December 31		0.9946
September 30	1.0389	1.0298
Third-quarter average conversion rate	0.9716	1.0407

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.   EBITDA AND EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” to net income and “EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Net income	$826	$343	$2,398	$1,267
Finance costs	37	22	125	87
Income taxes	279	152	819	508
Depreciation and amortization	122	106	374	325
EBITDA	$1,264	$623	$3,716	$2,187

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Sales	$2,321	$1,575	$6,850	$4,726
Freight, transportation and distribution	(129)	(119)	(410)	(373)
Net sales	$2,192	$1,456	$6,440	$4,353

Net income as a percentage of sales	36%	22%	35%	27%
EBITDA margin	58%	43%	58%	50%

EBITDA margin is calculated as EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using EBITDA as compared to net income, EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales. Management evaluates these expenses individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.   CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Cash flow prior to working capital changes	$964	$456	$2,933	$1,829
Changes in non-cash operating working capital
Receivables	(88)	(64)	(277)	326
Inventories	7	147	(14)	117
Prepaid expenses and other current assets	—	5	12	(6)
Payables and accrued charges	(18)	43	(35)	128
Changes in non-cash operating working capital	(99)	131	(314)	565
Cash provided by operating activities	$865	$587	$2,619	$2,394
Additions to property, plant and equipment	(590)	(562)	(1,523)	(1,517)
Other assets and intangible assets	(8)	(28)	(11)	(99)
Changes in non-cash operating working capital	99	(131)	314	(565)
Free cash flow	$366	$(134)	$1,399	$213

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.